Free Writing Prospectus

Registration Statement No. 333-200365

Dated June 30, 2015

Filed Pursuant to Rule 433

Contact:	Media Relations Corporate Communications 212 761 2448	Investor Relations Kathleen McCabe 212 761 4469 For Immediate Release

Morgan Stanley Statement on its Exchange-Traded Notes

NEW YORK, June 30, 2015 – Morgan Stanley (NYSE: MS) today announced that it does not intend to issue any additional notes in five series of outstanding exchange-traded notes. These exchange-traded notes, which will continue to trade on the NYSE Arca, are listed below:

•   Morgan Stanley Cushing® MLP High Income Index ETNs due March 21, 2031 (NYSE Arca: MLPY);

•   Market Vectors - Double Long Euro ETNs due April 30, 2020 (NYSE Arca: URR);

•   Market Vectors - Double Short Euro ETNs due April 30, 2020 (NYSE Arca: DRR);

•   Market Vectors-Chinese Renminbi/USD ETNs due March 31, 2020 (NYSE Arca: CNY); and

•   Market Vectors-Indian Rupee/USD ETNs due March 31, 2020 (NYSE Arca: INR).

It is possible that the discontinuance of further issuances of these notes may influence the market value of the notes and, accordingly, may cause a fall or a rise in the price. This announcement does not affect the terms of the outstanding exchange-traded notes.

Morgan Stanley, the issuer, has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Morgan Stanley or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

# # #